Exhibit 99.2

CHESAPEAKE ENERGY CORPORATION

OFFERS FOR ANY AND ALL OUTSTANDING 8.00% SENIOR NOTES DUE 2025 ISSUED ON EITHER DECEMBER 20, 2016 OR OCTOBER 12, 2017 IN EXCHANGE FOR 8.00% SENIOR NOTES DUE 2025 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ANY AND ALL OUTSTANDING 8.00% SENIOR NOTES DUE 2027 ISSUED ON EITHER JUNE 6, 2017 OR OCTOBER 12, 2017 IN EXCHANGE FOR 8.00% SENIOR NOTES DUE 2027 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT

PURSUANT TO THE PROSPECTUS DATED                           , 2018

THE EXCHANGE OFFERS (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ______________, 2018, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). TENDERS OF PRIVATE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

, 2018
To Our Clients:
Enclosed for your consideration is a Prospectus dated , 2018 (the “Prospectus”) and the related Letter of Transmittal and instructions thereto (the “Letter of Transmittal”) in connection with the offers of Chesapeake Energy Corporation (the “Company”) to exchange (the “Exchange Offers”) any and all of its $1,300,000,000 aggregate principal amount of 8.00% Senior Notes due 2025 (the “2025 Exchange Notes”) and any and all of its $1,300,000,000 aggregate principal amount of 8.00% Senior Notes due 2027 (the “2027 Exchange Notes” and, together with the 2025 Exchange Notes, the “Exchange Notes”), the issuance of which has been registered under the Securities Act of 1933, as amended, for a like principal amount of its 8.00% Senior Notes due 2025 issued on either December 20, 2016 or October 12, 2017 (the “2025 Outstanding Notes”) and 8.00% Senior Notes due 2027 issued on either June 6, 2017 or October 12, 2017 (the “2027 Outstanding Notes” and, together with the 2025 Outstanding Notes, the “Outstanding Notes”), respectively, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal (the “Letter of Transmittal”). Consummation of the Exchange Offers is subject to certain conditions described in the Prospectus. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Prospectus.
WE ARE THE REGISTERED HOLDER OF OUTSTANDING NOTES HELD BY US FOR YOUR ACCOUNT. A TENDER OF ANY SUCH OUTSTANDING NOTES CAN BE MADE ONLY BY US AS THE REGISTERED HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER OUTSTANDING NOTES HELD BY US FOR YOUR ACCOUNT.
Accordingly, we request instructions as to whether you wish us to tender any or all such Outstanding Notes held by us for your account pursuant to the terms and conditions set forth in the Prospectus and the Letter of Transmittal. WE URGE YOU TO READ THE PROSPECTUS AND THE LETTER OF TRANSMITTAL CAREFULLY BEFORE INSTRUCTING US TO TENDER YOUR OUTSTANDING NOTES.
Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Outstanding Notes on your behalf in accordance with the provisions of the Exchange Offers. THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2018, UNLESS EXTENDED OR EARLIER TERMINATED. Outstanding Notes tendered pursuant to the Exchange Offers may be withdrawn only under the circumstances described in the Prospectus and the Letter of Transmittal.

Your attention is directed to the following:
1. The Exchange Offers are for the entire aggregate principal amount of Outstanding Notes.
2. Consummation of the Exchange Offers is conditioned upon the terms and conditions set forth in the Prospectus under the captions “Exchange Offers—Terms of the Exchange Offers” and “Exchange Offers—Conditions to the Exchange Offers.”
3. Tendering Holders may withdraw their tender at any time until 5:00 p.m., New York City time, on the Expiration Date.

4. Any transfer taxes incident to the transfer of Outstanding Notes from the tendering Holder to the Company will be paid by the Company, except as provided in the Prospectus and the instructions to the Letter of Transmittal.
5. The Exchange Offers are not being made to, nor will the surrender of Outstanding Notes for exchange be accepted from or on behalf of, Holders of Outstanding Notes in any jurisdiction in which the Exchange Offers or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.
6. The acceptance for exchange of Outstanding Notes validly tendered and not withdrawn and the issuance of Exchange Notes will be made as soon as practicable after the Expiration Date.
7. The Company expressly reserves the right, in its reasonable discretion and in accordance with applicable law, (i) to delay accepting any Outstanding Notes, (ii) to terminate the Exchange Offers and not accept any Outstanding Notes for exchange if it determines that any of the conditions to the Exchange Offers, as set forth in the Prospectus, have not occurred or been satisfied, (iii) to extend the Expiration Date of the Exchange Offers and retain all Outstanding Notes tendered in the Exchange Offers other than those Outstanding Notes properly withdrawn, or (iv) to waive any condition or to amend the terms of the Exchange Offers in any manner. In the event of any extension, delay, non-acceptance, termination, waiver or amendment, the Company will as promptly as practicable give written notice of the action to the Exchange Agent and make a public announcement of such action. In the case of an extension, such announcement will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.
8. Consummation of the Exchange Offers may have adverse consequences to Holders of Outstanding Notes not tendering such Outstanding Notes pursuant to the Exchange Offers, including that the reduced amount of Outstanding Notes as a result of the Exchange Offers may adversely affect the trading market, liquidity and market price of the Outstanding Notes.
If you wish to have us tender any or all of the Outstanding Notes held by us for your account, please so instruct us by completing, executing and returning to us the instruction form that follows.

INSTRUCTIONS REGARDING THE EXCHANGE OFFERS
WITH RESPECT TO THE
$1,300,000,000 OF 8.00% SENIOR NOTES DUE 2025 AND $1,300,000,000 8.00% SENIOR NOTES DUE 2027
(“OUTSTANDING NOTES”)
INSTRUCTIONS
The undersigned acknowledge(s) receipt of your letter and the enclosed documents referred to therein relating to the Exchange Offers of Chesapeake Energy Corporation with respect to the Outstanding Notes.
This will instruct you whether to tender the principal amount of Outstanding Notes indicated below held by you for the account of the undersigned pursuant to the terms of and conditions set forth in the Prospectus and the Letter of Transmittal. (check box as applicable)

Box 1 ☐ Please tender the Outstanding Notes held by you for my account, as indicated below.

Box 2 ☐ Please do not tender any Outstanding Notes held by you for my account.

Date: , 2018

Principal Amount of 8.00% Senior Notes due 2025 Private Notes to be Tendered:
Signatures(s)*
$
(must be in the principal amount of $2,000 or integral multiples of $1,000 in excess thereof)

Principal Amount of 8.00% Senior Notes due 2027 Private Notes to be Tendered:	Please Print Name(s) Here

$
(must be in the principal amount of $2,000 or integral multiples of $1,000 in excess thereof)	Please Type or Print Address
Area Code and Telephone Number
Taxpayer Identification or Social Security Number
My Account Number With You

*	UNLESS OTHERWISE INDICATED, SIGNATURE(S) HEREON BY BENEFICIAL OWNER(S) SHALL CONSTITUTE AN INSTRUCTION TO THE NOMINEE TO TENDER ALL OUTSTANDING NOTES OF SUCH BENEFICIAL OWNER(S).